Exhibit 10.1

GENUINE PARTS COMPANY

2999 WILDWOOD PARKWAY SE

ATLANTA GA 30339

August 28, 2026

Court Carruthers

Email: *****

Dear Court,

It is with pleasure that, on behalf of Genuine Parts Company (GPC), I extend an offer of employment to you for the position of Chief Executive Officer-Elect (CEO-Elect) of GPC’s Automotive business (Automotive). We anticipate that your starting date of employment will be September 8, 2026 (Effective Date).

As you know, GPC is expected to conduct a spin-off of its Industrial business (Industrial) during the first quarter of 2027 (the actual spin-off date, if applicable, the Separation Date). At the Separation Date, you will be appointed the Chief Executive Officer of Automotive (Automotive CEO), reporting to the Board of Directors for Automotive (Automotive Board). Your employment with GPC (and ultimately the Automotive business) shall be subject to the terms and conditions of this letter.

CEO-Elect Compensation

Your cash compensation as CEO-Elect will include a base salary of $1,000,000. You will be paid semi-monthly on the 15th and the last business day of each month.

You will also be eligible to participate in GPC’s annual incentive plan for 2026. Your target bonus for 2026 will be 150% of your annualized base salary. The criteria pursuant to which your bonus will be paid will be consistent with the criteria previously approved by the GPC Compensation and Human Capital Committee for GPC’s executive officers for the 2026 fiscal year. Any payout earned for 2026 will be a pro-rated amount equal to 4/12ths of the full-year amount. To receive a bonus payout, you must be employed with GPC as of the bonus payment date. Additional details about your bonus opportunity, including a specific bonus payment schedule, will be provided to you after you begin employment as CEO-Elect.

GPC also grants long-term equity-based incentive compensation annually to its executive officers. Typically, this award is in the form of Performance Restricted Stock Units (PRSUs) and Restricted Stock Units (RSUs). In connection with your appointment as CEO-Elect, and subject to approval by the GPC Compensation and Human Capital Committee, you will be eligible to receive a grant for 2026. The 2026 grant will be a prorated (8/12ths) amount of the intended full-year target, total value grant of $6,000,000 you would have received in May 2026 if you were CEO-Elect at that time. The mix and terms (including vesting dates) of the 2026 grant shall be the same as the mix and terms of the May 2026 long-term equity-based incentive grants made to GPC’s executive officers.

All outstanding PRSUs and RSUs as of the Separation Date will be converted to awards of equivalent value in the Automotive business following the Separation Date.

On the Effective Date, GPC and you will enter into a Severance Agreement and a Change in Control Agreement, in each case, in substantially the forms previously provided to you.

On the 61st day of employment, you will be eligible for GPC’s benefits package that includes 401K, Medical and Dental plans, Short-Term Disability, Life and AD&D Insurance. You will be eligible for two personal days, one floating holiday and four weeks of paid vacation. Vacation, personal days and the floating holiday are awarded at the beginning of every calendar year according to company policy. GPC also grants eight paid national holidays per year. For the remainder of 2026, you will be entitled to one personal day, a prorated amount of paid vacation days and applicable national holidays.

In addition, GPC offers two nonqualified benefit plans to provide retirement income and tax diversification options.

GPC officers are eligible for the GPC Defined Contribution Supplemental Retirement Plan (DC SRP) beginning during the month of January following one calendar year of employment. The DC SRP includes company contributions only and is not subject to IRS compensation limits. GPC will contribute 15% of your total compensation (including deferred compensation and annual bonuses) to your account, and you will vest in your DC SRP benefit two years after you become a participant in the Plan. The DC SRP provides you with the flexibility to choose from a diverse menu of investment fund options to manage the account.

The Tax Deferred Savings Plan (TDSP) is an opportunity for tax diversification under which you may elect to defer all or a portion of your base salary and/or annual bonus without regard to qualified retirement plan limits. By deferring receipt of salary or bonus, you also defer paying federal income taxes (deferrals are still subject to FICA taxes). Savings in the TDSP grow tax-deferred and you have the flexibility to choose from a variety of mutual funds and payment options in order to take advantage of the TDSP.

Automotive CEO Compensation

Effective upon your appointment to CEO, your cash compensation will include a base salary of $1,200,000. You will be paid semi-monthly on the 15th and the last business day of each month.

You will remain to participate in Automotive’s annual incentive plan following the Separation Date. Your target bonus will be 150% of your annualized base salary. The criteria for a bonus under Automotive’s annual incentive plan will be established by the Automotive Compensation Committee and will be coordinated with any in-cycle performance period under GPC’s annual incentive plan so that you receive full credit, but not duplicative benefits, for service both before and after the Separation Date.

Subject to the approval of the Automotive Compensation Committee, it is the expectation that you will be granted a long-term incentive plan award with a target total value of $7,200,000 (or such amount as the Automotive Compensation Committee may determine) annually, beginning May 2027. We currently expect the approximate mix of long-term incentives to be 60% PRSUs and 40% RSUs. We anticipate that the 2027 grant cycle for both GPC and Automotive will be coordinated such that you receive all regularly scheduled long-term incentive grants but no duplicative grants. In the event the Separation Date has not occurred prior to the May 2027 grant date, your May 2027 grant is expected to have a target total value of not less than $6,000,000, subject to approval by the GPC Compensation and Human Capital Committee. If necessary, a top-up grant may be made following the Separation Date such that the aggregate target total value of long-term equity-based incentive plan awards you receive for 2027 is not less than $7,200,000, subject to the approval of the Automotive Compensation Committee in all respects.

The mix and terms of your annual long-term equity-based incentive awards will be the same as the mix and terms of the annual awards made by Automotive to its other executive officers; provided, that termination of continuous service after age 55 and completion of five years of continuous service as an employee for any reason other than termination by Automotive for cause will qualify you for the most favorable retirement or similar treatment under any such awards. For purposes of all RSUs, PRSUs or other long-term, equity-based compensation you receive, continuous service includes only your service as an employee.

You will remain eligible for the employee benefits (including nonqualified retirement plan benefits) provided to executive officers of Automotive following the Separation Date, which are expected to be comparable to those provided by GPC.

Replacement Awards

In consideration of compensation you will be foregoing from other engagements by commencing employment as CEO-Elect, you will receive two grants of RSUs, each with a grant date value of $4,000,000 (Sign-On RSUs). The first grant of Sign-On RSUs will be made on the Effective Date and the second grant will be made on the first anniversary of the Effective Date. Each grant of Sign-On RSUs will vest 100% on the third anniversary of the grant date, subject, except as provided below, to your continuous service through the applicable vesting date. In the event your continuous service terminates prior to the applicable vesting date due to your death, disability, termination by GPC or Automotive without cause or your resignation for good reason, the Sign-on RSUs will vest 100% on the date of such termination. If such termination occurs before the second grant of Sign-On RSUs has been made, you will be entitled to a lump sum cash payment of $4,000,000 in lieu of receiving the second grant of Sign-On RSUs.

Board Service

You will continue to serve as a member of the board of directors of GPC following the Effective Date and of Automotive after the Separation Date. Your cash retainer and annual director-based equity awards will cease as of the Effective Date and your previously-granted director-based equity awards will continue to be governed by the applicable agreements.

Miscellaneous

This offer is contingent upon a successful completion of a pre-employment drug and alcohol screening test and approval by the GPC Board of Directors.

Additionally, as a condition of your employment, you are required to abide by GPC’s corporate governance and compliance policies applicable to executive officers, as adopted or amended from time to time.

You will be provided with more detailed information as we approach the Effective Date.

GPC will pay or reimburse reasonable legal fees you incur in connection with review and negotiation of this letter and the agreements referred to herein but such reimbursement shall not exceed $30,000.

Court, we look forward to working with you and know that you will find your employment with us a rewarding experience. Please indicate your acceptance of this offer by signing this letter and returning it to Jenn Hulett, Chief People Officer, GPC.

If you have questions, please do not hesitate to contact me.

Best regards,

/s/ William P. Stengel

William P. Stengel
Chairman and CEO
Genuine Parts Company

I hereby accept the GPC offer of job assignment as described in this letter. I understand that my acceptance of this offer does not constitute an employment contract and that my employment with GPC may be terminated, either by my employer or by me at any time, for any reason, with or without notice subject to the terms of this letter and the agreements referred to herein.

/s/ Court Carruthers Court Carruthers	Date: August 28, 2026